Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Third Quarter 2024 Results

MURFREESBORO, Tenn. – (Tuesday, November 5, 2024) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three and nine months ended September 30, 2024.

Financial Results and Recent Events

•Net income attributable to common stockholders per diluted common share for the three months ended September 30, 2024 was $0.65 compared to $0.68 during the same period in the prior year. Net income attributable to common stockholders per diluted common share for the nine months ended September 30, 2024 was $2.17 compared to $2.39 during the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended September 30, 2024 was $1.03 compared to $1.08 during the same period in the prior year. NAREIT FFO per diluted common share for the nine months ended September 30, 2024 was $3.31 compared to $3.30 during the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended September 30, 2024 was $1.03 compared to $1.08 during the same period in the prior year. Normalized FFO per diluted common share for the nine months ended September 30, 2024 was $3.33 compared to $3.24 during the same period in the prior year.

•Normalized FAD for the three months ended September 30, 2024 was $49.4 million compared to $48.2 million during the same period in the prior year. Normalized FAD for the nine months ended September 30, 2024 was $152.1 million compared to $140.5 million during the same period in the prior year.

•Net income attributable to common stockholders, NAREIT FFO, Normalized FFO and Normalized FAD for the three and nine months ended September 30, 2024 included approximately $1.9 million and $8.9 million, respectively, in the repayment of previously deferred rent and related interest.

•NHI is updating its 2024 annual guidance range which includes the following:
•NAREIT FFO per diluted common share to a range of $4.39 - $4.41 from $4.50 - $4.54;
•Normalized FFO per diluted common share to a range of $4.43 - $4.44 from $4.52 - $4.56; and
•Normalized FAD to a range of $201.8 million - $202.5 million from $200.1 million - $201.8 million;
•NAREIT FFO and Normalized FFO revised guidance is primarily due to lower cash lease revenue and interest income assumptions, and a $3.6 million non-cash increase to the credit loss reserve attributable to Senior Living Management. This was partially offset by acquisitions closed since August 2024 funded primarily with forward equity proceeds;
•Normalized FAD revised guidance is primarily due to acquisitions closed since August 2024 offset by lower cash lease revenue and interest income assumptions attributable to Senior Living Management.

A detailed schedule for the 2024 guidance range as well as additional assumptions is included in this press release.

Results for the three months ended September 30, 2024 compared to the same period in the prior year were impacted by the following:

NHI Reports Third Quarter 2024 Results

November 5, 2024

•Rental income recognized from the Company’s tenants increased $1.1 million, or 1.7%, primarily as a result of new investments funded since September 2023 partially offset by a decrease in rent received from cash basis tenants of approximately $0.3 million and as a result of properties disposed of since September 2023.

•Interest income from mortgage and other notes was approximately $0.4 million higher primarily due to new and existing loan fundings, net of paydowns on loans since the end of the third quarter of 2023;
•Net operating income (“NOI”) from the Senior Housing Operating Portfolio (“SHOP”) segment, comprised of revenues from resident fees and related services less operating expenses, totaled $3.0 million which is $0.7 million, or 30.4%, higher than the same period in the prior year due primarily to increased revenues from higher occupancy in the Company’s SHOP activities in the current period;
•Loan and realty losses increased $1.5 million. During the third quarter of 2024, the credit loss reserve was increased $3.6 million for the non-performing loans due from Senior Living Management (“SLM”). During the third quarter of 2023, one real estate property was impaired for $1.2 million and the credit loss reserve was increased by $0.8 million.
•Gains on sales of real estate, net decreased $0.6 million. There were no property dispositions in the third quarter of 2024. The gains recognized in the third quarter of 2023 were primarily associated with the disposition of one property.

Eric Mendelsohn, NHI President and CEO, stated, “Fundamentals remain strong across much of the portfolio with occupancy and EBITDARM coverage improving sequentially from the second quarter across our major asset classes. The SHOP portfolio continues to improve with quarterly occupancy advancing 960 basis points year-over -year and 160 basis points sequentially to 88.6%. SHOP NOI increased 30.4% year-over -year and represents the highest quarterly result since the portfolio’s formation in April 2022.”

Mr. Mendelsohn continued, “As we previously disclosed, one of our cash basis tenants notified us in late September of their liquidity constraints which impacts our 2024 guidance. I’m proud of our team’s swift efforts to transition our leased properties with no adverse impact on the residents and we are making good progress on restoring a significant portion of the lost NOI in 2025.”

Mr. Mendelsohn concluded, “Despite this short-term matter, our organic growth profile remains strong and the external growth continues to ramp higher. We have already closed on $205.6 million in new investments in 2024 with an average initial yield of 8.4%. We have signed LOIs for another $59.8 million with an average yield of approximately 8.8% and we are evaluating a pipeline of approximately $350.0 million, excluding portfolio deals.”

Portfolio Activity

•In August 2024, NHI entered into an agreement to fund up to $27.7 million on a construction loan with TST Lake City IRF, LLC for the development of an in-patient rehabilitation facility to be located in Lake City, Florida. The four-year loan agreement provides for an annual interest rate of 9.0% and two one-year extensions.

•In October 2024, NHI acquired a portfolio of ten assisted living and memory care communities located in North Carolina for a total purchase price of $121.0 million, excluding $0.3 million in closing costs. The 15-year master lease, which includes two five-year extension options, has an initial lease rate of 8.25% with fixed annual escalators of 2%. The master lease includes a $10.0 million earnout incentive which will be added to the respective lease base if funded.

•Effective October 1, 2024, four leased properties to SLM were transitioned after notifying NHI that ongoing liquidity constraints raised doubts about SLM’s ability to sustain its operations and pay its contractual rent and interest obligations prospectively. One property was transitioned to a new operator under a new lease agreement, as previously planned, and the remaining three leased properties were transitioned pursuant to interim management agreements. The net book value of the leased properties was $16.3 million as of September 30, 2024, including $5.0 million associated with one property classified in assets held for sale. SLM was current on its lease obligations for the six months ended June 30, 2024. Rental income recognized for the three and nine months ended September 30, 2024 was $0.4 million and $2.5 million, respectively. SLM repaid approximately $0.3 million in prior rent deferrals during the quarter ended June 30, 2024. Rental income for the properties was $1.5 million and $4.3 million for the three and nine months ended September 30, 2023, respectively. SLM has been on the cash basis of accounting for its four leased properties since the fourth quarter of 2022.

NHI Reports Third Quarter 2024 Results

November 5, 2024

•As of September 30, 2024 and December 31, 2023, NHI had a $10.0 million mortgage note receivable and a $14.5 million mezzanine loan due from affiliates of SLM that were designated as non-performing. Interest income recognized, representing cash received, from these non-performing loans was $0.3 million and $1.1 million for the three and nine months ended September 30, 2024, respectively. The credit loss reserve related to these two non-performing loans with SLM totaled $14.7 million at September 30, 2024. In October 2024, NHI began foreclosure proceedings against the real estate collateral for the mortgage loan.

•In November 2024, NHI transitioned a leased assisted living facility located in Alabama to a new operator and wrote off to “Rental income” the straight-line rent receivable of approximately $0.8 million associated with the terminated lease.

•In September and October 2024, Hurricanes Helene and Milton struck primarily in the Southeastern United States. NHI’s properties incurred minimal to no damage. NHI, NHI’s managers or tenants may incur unplanned costs for minor repairs and restoring operations, as well as costs to evacuate employees and residents. NHI’s lease and management agreements require the tenants or managers to maintain sufficient property and business interruption insurance, subject to certain deductibles.

Recent Pipeline Developments

•NHI currently has approximately $59.8 million of investment opportunities under Board approved signed Letters of Intent (“LOI”) with an average initial yield of approximately 8.8%. The signed LOIs include primarily sale leaseback investments and a loan with a purchase option in senior housing properties.

•In addition to the investments that have been Board approved, the Company is currently evaluating a pipeline of approximately $350.0 million of investments which include SHOP, sale-leaseback, and loans with purchase options primarily for senior housing assets. The pipeline excludes portfolio deals.

Balance Sheet and Liquidity

As of September 30, 2024, the Company had $1.1 billion in net debt including $319.0 million outstanding on its $700.0 million revolving credit facility. In September 2024, NHI repaid the $75.0 million of the private placement notes due September 2024 primarily with proceeds from the revolving credit facility.

On October 24, 2024, NHI amended and restated their unsecured revolving credit agreement to extend the maturity date of the 2022 Credit Facility to October 2028, which may be further extended by the Company pursuant to (i) one or both of the two six-month extension options or (ii) one twelve-month extension option. All other provisions, including the interest charged on borrowings, the nature of the financial and other affirmative and negative covenants, and periodic fees owed, remain unchanged. Concurrently with the amendment and restatement of NHI’s unsecured revolving credit agreement, the Company amended the terms of the term loan agreement for the 2025 Term Loans to, among other things, modify the representations, covenants, financial covenants, and events of default to align with the same provisions in amended and restated unsecured revolving credit agreement.

At October 31, 2024, NHI had $349.4 million outstanding under the $700.0 million revolving credit facility and approximately $17.7 million in cash and cash equivalents. The Company has $500.0 million available under the at-the-market program.

NHI continues to maintain a strong financial profile, with a net debt to adjusted EBITDA ratio that is well within the Company’s target range of 4.0x – 5.0x. NHI is in compliance with all debt covenants and has investment grade credit ratings from Moody’s, S&P Global, and Fitch Ratings.

Forward Sale Agreements

In August 2024, NHI entered into forward equity sale agreements with financial institutions to sell up to an aggregate of 2.76 million shares of common stock, at an initial forward sale price of $68.40 per share, pursuant to which the financial institutions borrowed and sold these shares of common stock in a public offering. NHI did not receive any proceeds from the sale of common shares by the forward purchasers at the time of the offering.

As of September 30, 2024, all 2.76 million shares of common stock were available for settlement for proceeds of approximately $187.3 million at a forward price of $67.88. In the fourth quarter of 2024, NHI partially settled the forward equity sale agreements

NHI Reports Third Quarter 2024 Results

November 5, 2024

by issuing 1.8 million shares of common stock for net proceeds of $122.4 million which were used to pay down amounts outstanding on the revolving credit facility.

Occupancy

The following table summarizes the average portfolio occupancy for SLC, Bickford and SHOP for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new tenants or disposed.

	Properties	Sep-24	Aug-24	Jul-24	Jun-24	May-24	Apr-24	Mar-24
SLC Same-Store	9	84.0%	84.3%	84.0%	83.6%	84.1%	83.9%	83.8%
SLC	10	82.9%	83.2%	82.9%	82.7%	83.4%	83.2%	83.1%
Bickford Same-Store[1]	37	86.5%	85.6%	85.3%	84.7%	84.8%	85.4%	85.4%
Bickford[2]	38	86.8%	86.0%	85.7%	85.2%	85.2%	85.8%	85.8%
SHOP	15	89.1%	88.5%	88.3%	87.7%	86.8%	86.3%	86.3%

	Properties	Feb-24	Jan-24	Dec-23	Nov-23	Oct-23	Sep-23	Aug-23	Jul-23
SLC Same-Store	9	83.2%	83.3%	83.1%	83.2%	82.8%	82.1%	81.6%	81.9%
SLC	10	82.6%	82.8%	82.7%	82.6%	82.0%	81.3%	80.7%	81.1%
Bickford Same-Store[1]	37	85.6%	85.1%	84.4%	84.4%	85.2%	84.7%	83.6%	82.8%
Bickford[2]	38	86.0%	85.5%	84.9%	84.8%	85.6%	85.1%	83.9%	83.1%
SHOP	15	84.9%	84.7%	84.4%	82.9%	82.2%	81.2%	78.6%	77.2%

1Prior periods restated for the sale of an assisted living community in Indiana that occurred in October 2024.
2Includes Chesapeake, Virginia building which opened in the second quarter of 2022. NHI exercised a purchase option in February 2023.

2024 Guidance

The Company’s guidance range for the full year 2024, with underlying assumptions and timing of certain transactions, is set forth below:

NHI Reports Third Quarter 2024 Results

November 5, 2024

	2024 Guidance Range
(in millions except per share amounts)	Low	High
Net income attributable to common stockholders	$130.3	$131.0

Adjustments to NAREIT Funds From Operations (FFO)
Depreciation (net)[1]	69.1	69.1
Gains on sales (net) and impairments of real estate	(5.6)	(5.7)
NAREIT FFO attributable to common stockholders	$193.8	$194.4

Adjustments to Normalized FFO (NFFO) attributable to common stockholders
Non-cash write-offs of straight-line receivable	1.5	1.5
Normalized FFO (NFFO) attributable to common stockholders	$195.3	$195.9

Adjustments to Funds Available for Distribution (FAD) attributable to common stockholders
Straight-line revenue and lease incentive amortizations (net)[1]	(2.4)	(2.4)
Equity method investment adjustments	(2.3)	(2.3)
Equity method investment non-refundable fees received	1.2	1.3
Non-cash share-based compensation	4.2	4.2
SHOP[1] and equity method investment recurring capital expenditures	(2.3)	(2.2)
Credit loss reserve	3.9	3.8
Other [2]	4.2	4.2
FAD attributable to common stockholders	$201.8	$202.5

Weighted average diluted common shares	44.1	44.1
NAREIT FFO per diluted common share	$4.39	$4.41
NFFO per diluted common share	$4.43	$4.44

[1]Net of amounts attributable to non-controlling interests
[2]Includes changes in non-real estate depreciation (net) and amortizations associated with debt facilities

NHI’s 2024 annual guidance includes the following assumptions:
•Expenses associated with transitioning properties;
•Continued fulfillment of existing commitments;
•SHOP NOI growth in a range of 28% - 30% year over year;
•Continued collection of deferred rents; and
•Investments from subsequent events, but no incremental benefit from unidentified acquisitions.

In addition to the assumptions listed above, NHI’s guidance range is based on several other assumptions, many of which are outside the Company’s control and all of which are subject to change. The guidance range may change if actual results vary from these assumptions.

Investor Conference Call and Webcast
NHI will host a conference call on Wednesday, November 6, 2024, at 11:00 a.m. ET, to discuss third quarter results. The number to call for this interactive teleconference is (888) 506-0062, with the confirmation number 414723. The live broadcast of NHI’s third quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

NHI Reports Third Quarter 2024 Results

November 5, 2024

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale, leasebacks, joint-ventures, senior housing operating partnerships, and mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent living, assisted living and memory care communities, entrance-fee retirement communities, skilled nursing facilities, and specialty hospitals. For more information, visit www.nhireit.com.

Reconciliation of FFO, Normalized FFO and Normalized FAD
(unaudited, $ in thousands, except share and per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income attributable to common stockholders	$28,511	$29,327	$94,653	$103,570
Elimination of certain non-cash items in net income:
Real estate depreciation	17,494	17,380	52,079	52,507
Real estate depreciation related to noncontrolling interests	(412)	(396)	(1,235)	(1,187)
Gains on sales of real estate, net	(102)	(737)	(1,718)	(13,500)
Impairments of real estate	—	1,173	654	1,642
NAREIT FFO attributable to common stockholders	45,491	46,747	144,433	143,032
Gain on operations transfer, net	—	—	—	(20)
Loss on early retirement of debt	—	—	—	73
Non-cash write-off of straight-line rent receivable	—	—	786	—
Non-cash rental income	—	—	—	(2,500)
Normalized FFO attributable to common stockholders	45,491	46,747	145,219	140,585
Non-cash lease revenue adjustments, net	(568)	(432)	(1,079)	(4,463)
Non-real estate depreciation, net	237	122	583	322
Amortization of debt issuance costs and discounts, net	873	720	2,568	1,930
Adjustments related to equity method investments, net	(453)	(430)	(1,813)	(1,137)
Recurring capital expenditures, net	(603)	(644)	(1,629)	(1,458)
Equity method investment non-refundable fees received	302	435	881	890
Note receivable credit loss expense	3,434	786	3,896	85
Non-cash share-based compensation	670	866	3,512	3,740
Normalized FAD attributable to common stockholders	$49,383	$48,170	$152,138	$140,494

BASIC
Weighted average common shares outstanding	43,476,067	43,388,841	43,420,663	43,388,779
NAREIT FFO attributable to common stockholders per share	$1.05	$1.08	$3.33	$3.30
Normalized FFO attributable to common stockholders per share	$1.05	$1.08	$3.34	$3.24

DILUTED
Weighted average common shares outstanding	43,987,072	43,388,841	43,658,425	43,389,675
NAREIT FFO attributable to common stockholders per share	$1.03	$1.08	$3.31	$3.30
Normalized FFO attributable to common stockholders per share	$1.03	$1.08	$3.33	$3.24

The following table reconciles NOI to net income, the most directly comparable GAAP metric (unaudited, $ in thousands):

NHI Reports Third Quarter 2024 Results

November 5, 2024

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
NOI Reconciliations:	2024	2023	2024	2023
Net income	$28,242	$29,033	$93,852	$102,662
Other non-operating income	—	(202)	—	(202)
Gains from equity method investment	—	—	(402)	—
Loss on early retirement of debt	—	—	—	73
Gain on operations transfer, net	—	—	—	(20)
Gains on sales of real estate, net	(102)	(737)	(1,718)	(13,500)
Loan and realty losses	3,434	1,959	4,550	1,727
General and administrative	4,810	4,430	15,318	14,390
Franchise, excise and other taxes	83	2	(56)	443
Legal	240	67	641	364
Interest	14,939	15,086	44,663	43,308
Depreciation	17,768	17,515	52,763	52,862
Consolidated net operating income (NOI)	$69,414	$67,153	$209,611	$202,107
NOI by segment:
Real Estate Investments	$66,275	$64,684	$200,372	$195,494
SHOP	3,027	2,322	8,922	6,335
Non-Segment/Corporate	112	147	317	278
Total NOI	$69,414	$67,153	$209,611	$202,107

See Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports Third Quarter 2024 Results

November 5, 2024

Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO, Normalized Funds Available for Distribution (“FAD”) and Net Operating Income (“NOI”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO, Normalized FAD and NOI to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

Net Operating Income

Net operating income (“NOI”) is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of our properties.

NHI Reports Third Quarter 2024 Results

November 5, 2024

Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Revenues:
Rental income	$63,318	$62,255	$191,265	$188,505
Resident fees and services	13,771	12,367	40,416	35,860
Interest income and other	5,855	5,484	17,745	16,005
	82,944	80,106	249,426	240,370
Expenses:
Depreciation	17,768	17,515	52,763	52,862
Interest	14,939	15,086	44,663	43,308
Senior housing operating expenses	10,744	10,045	31,494	29,525
Legal	240	67	641	364
Franchise, excise and other taxes	83	2	(56)	443
General and administrative	4,810	4,430	15,318	14,390
Taxes and insurance on leased properties	2,786	2,908	8,321	8,738
Loan and realty losses	3,434	1,959	4,550	1,727
	54,804	52,012	157,694	151,357
Gains on sales of real estate, net	102	737	1,718	13,500
Gain on operations transfer, net	—	—	—	20
Loss on early retirement of debt	—	—	—	(73)
Gains from equity method investment	—	—	402	—
Other non-operating income	—	202	—	202
Net income	28,242	29,033	93,852	102,662
Add: net loss attributable to noncontrolling interests	298	313	891	946
Net income attributable to stockholders	28,540	29,346	94,743	103,608
Less: net income attributable to unvested restricted stock awards	(29)	(19)	(90)	(38)
Net income attributable to common stockholders	$28,511	$29,327	$94,653	$103,570

Weighted average common shares outstanding:
Basic	43,476,067	43,388,841	43,420,663	43,388,779
Diluted	43,987,072	43,388,841	43,658,425	43,389,675

Earnings per common share - basic	$0.66	$0.68	$2.18	$2.39
Earnings per common share - diluted	$0.65	$0.68	$2.17	$2.39

NHI Reports Third Quarter 2024 Results

November 5, 2024

Selected Balance Sheet Data
($ in thousands)
	September 30, 2024	December 31, 2023
	(unaudited)
Real estate properties, net	$2,096,824	$2,107,082
Mortgage and other notes receivable, net	$232,550	$245,271
Cash and cash equivalents	$15,550	$22,347
Straight-line rent receivable	$86,334	$84,713
Assets held for sale, net	$5,669	$5,004
Other assets, net	$23,163	$24,063
Debt	$1,136,302	$1,135,051
National Health Investors Stockholders' Equity	$1,228,950	$1,253,952

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “should”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, “projects”, “likely” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the operating success of our tenants, managers and borrowers for collection of our lease and interest income; the risk that our tenants, managers and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks associated with pandemics, epidemics or outbreaks, such as the COVID-19 pandemic, on our operators’ business and results of operations; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that changes to laws, regulations and reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants, managers and borrowers may be adversely affected by increased liability claims and liability insurance costs; the risk that we may not be fully indemnified by our tenants, managers and borrowers against future litigation; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; risks related to our joint venture investment with Life Care Services for Timber Ridge; inflation and increased interest rates; adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults, or non-performance by financial institutions; operational risks with respect to our SHOP structured communities; risks related to our ability to maintain the privacy and security of Company information; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; competition for acquisitions may result in increased prices for properties; our ability to retain our management team and other personnel and attract suitable replacements should any such personnel leave; the risk that our assets may be subject to impairment charges; our ability to raise capital through equity sales is dependent, in part, on the market price of our common stock, and our failure to meet market expectations with respect to our business, or other factors we do not control, could negatively impact such market price and availability of equity capital; the potential need to refinance existing debt or incur additional debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; downgrades in our credit ratings could have a material adverse effect on our cost and availability of capital; we rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; our ability to pay dividends in the future; legislative, regulatory, or administrative changes; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust and other risks which are described under the heading “Risk Factors” in Item 1A in our Form 10-K for the year ended December 31, 2024 and under the heading “Risk Factors” in Item 1A in our Form 10-Q for the quarter ended September 30, 2024. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information in the above referenced Form 10-K and Form 10-Q. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.